CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share(1)(2)	Proposed Maximum Aggregate Offering Price	Aggregate Amount of Registration Fee(2)
Common Stock, par value $0.0001 per share	1,126,954	$1.89	$2,129,943	$234.72

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover additional securities of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend on, the registered securities.

(2) Paid herewith. Estimated solely for the purpose of computing the registration fee. Pursuant to Rule 457(c) under the Securities Act of 1933, as amended, the proposed maximum offering price per share is based on the average of the high and low sale prices of the registrant’s common stock on the OTC Pink Market on September 20, 2023.